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                                                                    EXHIBIT 11.1

                                   AWARE, INC.

                        COMPUTATION OF BASIC AND DILUTED
                           NET INCOME (LOSS) PER SHARE


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
                                                                                          YEARS ENDED DECEMBER 31,
                                                                           ----------------------------------------------------
                                                                               1998                1997                 1996
                                                                           ------------        ------------        ------------
Net income (loss) ..................................................       ($ 2,249,421)       ($ 4,448,336)       $    259,382
                                                                           ============        ============        ============

Weighted average number of common shares outstanding:
      Common stock .................................................         20,343,339          19,328,252          10,841,919
      Other ........................................................                  -                   -                   -
                                                                           ------------        ------------        ------------
          Common shares outstanding for purpose of calculating basic
               net income per share ................................         20,343,339          19,328,252          10,841,919

Common stock equivalents to reflect dilution:
          Convertible preferred common stock equivalent shares .....                  -                   -           5,467,106
          Option common stock equivalents shares ...................                  -                   -           1,682,421
                                                                           ------------        ------------        ------------

      Total shares for purpose of calculating diluted net
           income per share ........................................         20,343,339          19,328,252          17,991,446
                                                                           ============        ============        ============

Basic net income (loss) per share ..................................       ($      0.11)       ($      0.23)       $       0.02
                                                                           ============        ============        ============
Diluted net income (loss) per share ................................       ($      0.11)       ($      0.23)       $       0.01
                                                                           ============        ============        ============
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